Exhibit 99.1

ACI Worldwide Completes Acquisition of Official Payments

Expands industry presence while providing significant growth opportunity

Naples, FLA - November 5, 2013 - ACI Worldwide (NASDAQ: ACIW), a leading international provider of electronic payment systems, announced today it has completed the acquisition of Official Payments Holdings, Inc. (NASDAQ: OPAY), a leading provider of electronic bill payment solutions. Under the terms of the agreement, ACI Worldwide acquired Official Payments in an all-cash transaction for $8.35 per share.

Norcross, GA-based Official Payments provides bill payment solutions to federal, state and local governments, municipal utilities, higher education institutions and charitable giving organizations. Official Payments currently has more than 3,000 customers representing access to over 100 million end users. The company processes approximately 20 million payments and over $9 billion in volume annually.

“We are excited to welcome Official Payments into the ACI family. The addition of Official Payments’ talented team and product portfolio furthers strengthens ACI’s leadership position within the electronic bill payment market,” said Philip Heasley, President and CEO, ACI Worldwide. “We are fully committed to serving Official Payments’ customer base and delivering them the industry’s best support, services and solutions, key tenets of our Universal Payments strategy of providing a complete set of end-to-end payment services.”

Commitment to customers

ACI also announced that consistent with its long-standing lifecycle management policy, the company is committed to maintaining multi-year roadmaps and contractual commitments to Official Payments’ customers. Official Payments’ customers will benefit from ACI’s size and scale to support current and future initiatives. ACI invests 18 percent of revenues in R&D, significantly ahead of industry averages. The company also provides a world-class hosting environment, as well as global 24x7x365 support.

Completion of the tender offer

ACI Worldwide successfully completed its tender offer for common stock of Official Payments, which expired at 12:00 midnight, New York City time, Monday, November 4, 2013.

Based on information from Computershare Trust Company, N.A., the depositary for the offer, as of the expiration of the offer, 11,263,992 shares (excluding 332,228 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the offer. These shares represent 67.3 percent of Official Payments’ issued and outstanding shares. Shares not purchased in the offer will be converted into $8.35 per share pursuant to a merger being completed today in accordance with the previously announced merger agreement

(except for shares, if any, held by shareholders who exercise appraisal rights under Delaware law). Following the merger, the Official Payments shares will be delisted and will cease to trade on the NASDAQ.

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 2,600 financial institutions, retailers, billers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payments processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the tender offer and the merger. No forward-looking statement can be guaranteed and actual results may differ materially from those that ACI and Official Payments project. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement, many of which are outside of the control of management. These factors include, but are not limited to: (1) negative effects on ACI’s business or OPAY’s business resulting from the pendency of the transaction; (2) that ACI may not achieve the synergies and other expected benefits within the expected time or in the amounts it anticipates; (3) that ACI may not be able to promptly and effectively integrate the merged businesses; and (4) other factors described in ACI’s and Official Payments’ filings with the SEC, including their respective reports on Forms 10-K, 10-Q and 8-K. Except to the extent required by applicable law, neither ACI nor Official Payments undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

© Copyright ACI Worldwide, Inc. 2013.

ACI, ACI Payment Systems, ACI Universal Payments, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Product roadmaps are for informational purposes only and may not be incorporated into a contract or agreement. The development release and timing of future product releases remains at ACI’s sole discretion. ACI is providing the following information in accordance with ACI’s standard product communication policies. Any resulting features, functionality, and enhancements or timing of release of such features, functionality and enhancements are at the sole discretion of ACI and may be modified without notice. All product roadmap or other similar information does not represent a commitment to deliver any material, code or functionality, and should not be relied upon in making a purchasing decision.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com